Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
General
Sunbelt Rentals Holdings, Inc., (which we sometimes refer to as “we,” “us,” “our” or the “Company”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock (as defined below).
The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws” and, together with our Certificate of Incorporation, the “Organizational Documents”), which are included as exhibits to our Annual Report on Form 10-K, and to the applicable provisions of Delaware law.
Authorized Capitalization
The total amount of our authorized capitalized stock consists of (i) 2,500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of April 30, 2026, we have 410,272,086 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.
Common Stock
Voting Rights. Each holder of Common Stock is entitled to one (1) vote in person or by proxy for each share of Common Stock held of record by such holder. The holders of shares of Common Stock do not have cumulative voting rights. Except as otherwise required in our Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote.
Dividend Rights. Subject to the rights of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with Common Stock with respect to the payment of dividends, and subject to any other provisions of our Certificate of Incorporation and applicable law, holders of Common Stock are entitled to receive such dividends and other distributions in cash, securities or other property of the Company when, as and if declared thereon by our board of directors (the “Board”) from time to time out of assets of the Company legally available therefor.
Rights upon Liquidation. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, holders of shares of Common Stock shall be entitled to receive equally on a per share basis the remaining assets and funds of the Company available for distribution to stockholders after payment of all debts and other liabilities and subject to the rights of any holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock that may at the time be outstanding.
Preferred Stock
The Board is expressly authorized, without any action or vote by the Company’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), subject to limitations prescribed by law, to provide, by resolution or resolutions, for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of

Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The issuance of Preferred Stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.
Dividends
The Board has discretion over whether and when to distribute dividends, subject to the Organizational Documents and certain requirements of Delaware law. If we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant.
Annual Stockholder Meetings
The Bylaws provide that the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with the Bylaws will be held at such date, time and place, if any, as will be determined by the Board and stated in the notice of the meeting. To the extent permitted under applicable law, the meeting can be held in whole or in part by means of remote communication.
Election and Removal of Directors; Vacancies
We have an unclassified board and members of the Board will stand for election each year. To be elected, director candidates must receive the affirmative vote of the holders of a majority of votes cast at the meeting for the election of directors at which a quorum is present, except that in the case of a contested election, the election will be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors of the Company may be removed from office at any time with or without cause by the affirmative vote of the holders representing a majority of the voting power of the then outstanding shares of the Company’s stock entitled to vote generally in the election of directors, at a meeting of stockholders called for that purpose. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Board has the power to determine from time to time the number of directors constituting the Board by resolution, but the number of directors shall be no less than two and no more than 15. Newly created directorships resulting from any increase in the authorized number of directors and vacancies on the Board resulting from the death, resignation, disqualification or removal of a director (or any other cause) will only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director, even though less than a quorum of the Board, and any director appointed in this manner will hold office until the first annual meeting of stockholders held after such director’s appointment for the purpose of electing directors and, unless the number of directors is reduced effective at such annual meeting of stockholders in accordance with the provisions of the Organizational Documents, until such director’s successor will have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Quorum
Unless otherwise required by law or the Organizational Documents, at each meeting of stockholders, a majority in voting power of the outstanding shares of the Company’s stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. The chair of the meeting will have the power to recess, reschedule, postpone or adjourn meetings of stockholders for any (or no) reason from time to time and, if a quorum will not be present or represented by proxy at any meeting of the stockholders, the stockholders present in person or represented by proxy will also have the power, by the affirmative vote of a majority in voting power present and entitled to vote thereon, to adjourn the meeting from time to time, in the manner provided in the Bylaws, until a quorum will be present or represented by proxy.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (the “NYSE”), which apply so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board to issue shares to persons friendly to current management without offering pre-emptive rights to existing stockholders, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Special Meetings
Unless otherwise required by law or by the Organizational Documents, special meetings of stockholders, for any purpose or purposes, may be called by (i) the Chair of the Board or the Chief Executive Officer, (ii) the Corporate Secretary within 10 calendar days after receipt of a written request of a majority of the Board to call a special meeting of stockholders, or (iii) the Corporate Secretary after receipt of one or more valid written requests to call a special meeting of stockholders from stockholders of record (a “Special Meeting Request”) who collectively Own (as defined in the Bylaws), in the aggregate, at least 25% of the voting power of the outstanding shares of the Company’s stock then entitled to vote on the matter to be brought before the proposed special meeting, in each case, subject to the requirements and limitations set forth in the Bylaws. The Bylaws limit business transacted at a special meeting of stockholders to only such business brought before the meeting pursuant to the Company’s notice of meeting and the purpose stated by the person calling the special meeting or, in the case of a stockholder-requested special meeting, the purpose stated in the Special Meeting Request, provided that the Board is not prohibited from submitting matters to the stockholders at any special meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of a corporation’s stock entitled to vote thereon were present and voted, unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that any action required or permitted to be taken by stockholders may be taken only at a duly called annual or special meeting of stockholders, and the power of stockholders to act by consent without a meeting is specifically denied; however, any action required or permitted to be taken solely by the holders of Preferred Stock may be taken without a meeting to the extent so provided in the resolutions creating such series of Preferred Stock.
Amendments to the Organizational Documents
The DGCL governs the procedures under which a Delaware corporation may amend its certificate of incorporation. Subject to certain exceptions, the DGCL generally requires any amendment of the certificate of incorporation to be approved by (a) the board of directors of the corporation and (b) the holders of a majority of the then outstanding shares of capital stock of the corporation, unless the certificate of incorporation requires a higher vote. If the capital stock of a corporation is classified into different classes, certain amendments to the certificate of incorporation of a Delaware corporation also require a separate class vote. Furthermore, Delaware corporations are also permitted to amend their certificate of incorporation without a stockholder vote to change the name of the corporation and to effect certain types of forward stock splits and associated increases in the authorized number of shares. Our Certificate of Incorporation provides that any provisions therein may be amended, altered or repealed in the manner prescribed by the DGCL.
The Organizational Documents provide that the Bylaws may be amended, altered or repealed from time to time by either (i) the Board or (ii) the affirmative vote of holders of a majority of the voting power of the then outstanding shares of the Company’s stock entitled to vote thereon, which vote will be in addition to any vote of the holders of any class or series of capital stock of the Company required by our Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of their respective fiduciary duties, subject to certain exceptions. Under the Organizational Documents, to the fullest extent permitted by the DGCL, a director or officer of the Company will not be personally liable to the Company or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. Currently, the DGCL does not permit exculpation of: (i) a director or officer for breach of the director’s or officer’s duty of loyalty to the Company or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the Company. Under the Organizational Documents, the Company is required to indemnify each of its directors and certain of its officers, to the fullest extent permitted by the DGCL, subject to certain exceptions.
Exclusive Jurisdiction of Certain Actions
Our Certificate of Incorporation requires, unless the Company consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company or any current or former director, officer, employee, agent or stockholder of the Company arising out of or relating to any provision of the DGCL, our Certificate of Incorporation or Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws; (v) any action asserting a claim against the Company or any current or former director, officer, employee, agent or stockholder of the Company governed by the internal affairs doctrine; (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery. This exclusive forum provision may not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended, against the Company or any director, officer, employee or agent of the Company.
Anti-Takeover Provisions
Provisions in the Organizational Documents may discourage, delay or prevent a merger, acquisition or other change in control of the Company that certain stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their stock. These provisions could also limit the price that investors might be willing to pay in the future for Common Stock, thereby depressing the market price of Common Stock. In addition, these provisions may frustrate or prevent any attempts by stockholders of the Company to replace or remove its current management by making it more difficult for stockholders to replace members of the Board. Among other things, these provisions:

•	provide the Board with the right to issue one or more series of Preferred Stock and to determine the price and other terms of such Preferred Stock, including preferences and voting rights, without stockholder approval;

•	authorize a number of shares of Common Stock that are not yet issued, which would allow the Board to issue stock to persons friendly to current management without offering pre-emptive rights to existing stockholders;

•	permit the Board to amend the Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt;

•	prohibit stockholders from taking action by written consent;

•	only permit stockholders who collectively own stock representing, in the aggregate, at least 25% of the voting power of the then outstanding shares to call a special meeting;

•	do not permit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	provide the Board with the sole authority to determine the number of directors of the Board and to fill vacancies on the Board (whether resulting from an increase in the authorized number of directors or otherwise); and

•	establish advance notice and other requirements for nominations of candidates for election to the Board or for proposing matters that can be acted on by stockholders at annual or special meetings of stockholders.

Section 203 of the DGCL
As a Delaware corporation, the Company is subject to provisions of Delaware law, including Section 203 of the DGCL. Section 203 of the DGCL provides (in general) that, unless certain conditions have been met, the Company may not engage in a business combination with an interested stockholder (generally defined as a stockholder, together with his or her affiliates or associates, who owns more than 15% of the Company’s voting stock) for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the Board, prior to the time of the transaction in which the stockholder became an interested stockholder, approves the business combination or the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock (excluding stock owned by certain persons) outstanding at the time the transaction commenced; or (3) at or after the time at which the person became an interested stockholder, the Board and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, and not by written consent, the business combination. Any provision of the Organizational Documents or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for the Company’s stockholders to receive a premium for their Common Stock and affect the price that some investors are willing to pay for the Common Stock.

Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.